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                                                                      Exhibit 99
                   CHICAGO TITLE CORPORATION AND SUBSIDIARIES
                           1999 ANNUAL INCENTIVE PLAN


1. ESTABLISHMENT OF PLAN. The CHICAGO TITLE CORPORATION AND SUBSIDIARIES 1999 ANNUAL INCENTIVE PLAN (Plan), an unfunded incentive compensation plan, is hereby established effective January 1, 1999 by CHICAGO TITLE CORPORATION (Company) for certain employees of itself and its corporate affiliates. The Plan shall continue from year to year, except as otherwise amended or terminated by the Company.

2. AFFILIATED COMPANIES. The Company may, at its option, authorize and designate any of its affiliated corporations to participate in the Plan and, in that event, any such corporation shall execute a written statement of adoption, consenting to the terms and conditions of the Plan. Each participating company (including the Company) shall be referred to as an "Employer" hereunder.

3. ELIGIBILITY - SELECTION BY PRESIDENT AND CHIEF EXECUTIVE OFFICER. The Plan is intended to provide incentive to select personnel of Employers who are able to contribute to the achievement of the Company's and its affiliates' primary business objectives and to reward superior performance and results. The President and Chief Executive Officer of the Company shall select and determine those persons who shall be eligible to participate in the Plan other than the President and Chief Executive Officer of the Company and his direct reports. The eligibility of the President and the Chief Executive Officer for the Plan participation is authorized by his employment agreement with Chicago Title Corporation. The eligibility of the direct reports of the President shall be determined by the Compensation Committee of the Board of Directors of the Company.

4.       INCENTIVE OPPORTUNITIES - PAYMENT OF INCENTIVES.

         A. An incentive opportunity shall be established for each Plan participant expressed both as a percentage of such participant's annual salary earned during the Plan year and as a dollar amount (hereinafter "Incentive Factor"). Incentive Factors shall be determined by the President and Chief Executive Officer for participants other than the President and Chief Executive Officer and his direct reports. Subject to contractual provisions, if any, the President and Chief Executive Officer shall make recommendations to the Compensation Committee regarding incentive opportunities for his direct reports and the Committee shall review and finally approve such recommendations. The Incentive Factor for the President and Chief Executive Officer shall be as provided in his employment agreement. Participants shall be notified in writing, by the end of February of each Plan year, with respect to their Incentive Factor and the portion that is subject to financial performance and the portion that is subject to individual objectives. The precise opportunity keyed to corporate financial performance will be as described below.
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         B.       Generally, a portion of each participant's Incentive Factor shall be based on the attainment or non-attainment of special objectives crafted on an individual or group basis. Such special objectives shall be in writing and shall generally constitute from one-third to one-half of the maximum incentive opportunity. For the President and Chief Executive Officer, the weighting for special objectives shall be one-third of his incentive opportunity, unless in a given year he and the Chairman of the Compensation Committee of the Board of Directors of Chicago Title Corporation mutually agree to a different relative weighting.

         C. A participant's incentive at the time of distribution shall be payable as follows:

                  i. Distributions up to and including $20,000 shall be payable in cash;

                  ii. Distributions in excess of $20,000 and up to and including $120,000 shall be paid 80% in cash and 20% in Chicago Title Corporation stock; provided that, the amount payable in Chicago Title Corporation stock shall be reduced dollar for dollar by the participant's investment in the Chicago Title Corporation Employee Stock Purchase Plan for the Plan year just completed;

                  iii. Distributions in excess of $120,000 shall be paid 75% in cash and 25% in Chicago Title Corporation stock; provided that, if the participant's credit for investments in the Employee Stock Purchase Plan has not been exhausted as provided in subparagraph
                           (ii)(a) above, the balance of such credit shall reduce the required payment in Chicago Title Corporation stock in this subparagraph.

5. ADMINISTRATION OF PLAN. The Plan shall be administered by, or under the direction of, the Compensation Committee of the Board of Chicago Title (the "Committee"). The Committee's interpretation of the Plan or any awards thereunder, including the determination of ROE, Net Income and Beginning Shareholders' Equity for any Plan Year and any adjustments thereto, shall be final and binding on all parties concerned. The Committee shall have authority, subject to the provisions of the Plan, to establish, adopt and revise such rules, regulations, guidelines, forms of agreement and instruments relating to the Plan as it may deem necessary or advisable for the administration of the Plan. The Committee may make such changes or adjustments to Net Income and Beginning Shareholders' Equity for any Plan Year as it may deem advisable in order to adjust for the effect upon Net Income and Shareholders' Equity of transactions of an extraordinary, unusual or non-recurring nature, including changes in reserving practices or rates, releases of reserves, or any change in accounting rules or practices, retroactive restatement of earnings or the like. All decisions as to participation, levels of responsibility and other matters made by the Committee, the President and Chief Executive Officer of the Company and administering officers, as the case may be, shall be final. The President and Chief Executive Officer is authorized to make discretionary decisions regarding eligibility, participation, and distributions regarding an individual participant as shall be equitable for that participant. The Company shall prepare and maintain a schedule of plan participants showing the mix between financial and special


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         objectives and shall provide a copy of such schedule to the
         Compensation Committee on at least an annual basis.

6. CALCULATION OF BENEFITS - DEFINITIONS. In calculating benefits payable under the Plan, the following definitions shall apply:

         A. "Rate of Return on Equity," or "ROE," shall mean the percentage calculated by dividing the Company's Net Income for the relevant calendar year by Beginning Stockholders' Equity for such year. "Net Income" shall mean the audited consolidated after-tax net income of the Company. "Shareholder's Equity" shall mean the total assets of the Company and its subsidiaries less total liabilities of the Company and its subsidiaries, all as shown on a consolidated balance sheet. "Beginning Shareholders' Equity" shall mean the Shareholders' Equity on the first day of each calendar year, based upon the publicly reported Shareholders' Equity as of the end of the immediately preceding year end. The calculation of ROE shall be subject to change or adjustment as provided in Paragraph 5 above.

         B. "Executives" shall mean the President and Chief Executive Officer and any participants approved by the President. An "Executives" eligibility will be determined, in part, on whether the officer has the potential to have a significant impact on both the level and volatility of the Company's return on equity.

         C. "Managers/Professionals" shall mean any participants not qualifying as Executives.

         D. "Incentive Factor" shall have the meaning set forth in section 4A above.

7. CALCULATION OF BENEFITS - PROCEDURE. The incentive opportunity for Plan participation based on financial performance shall be determined as follows:

         A. Financial incentive opportunities for Managers/Professionals and Executives are as described below in Paragraphs B and C, respectively.

                  - More than maximum achievement will simply pay out at the maximum provided.

                  - All calculations of benefits are subject to such additional modifications of accounting results from operations of the Company as the Company may, in its sole and absolute discretion, deem appropriate.

         B. The steps in calculating a manager's incentive opportunity based on financial performance are as follows:


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                  Step 1   Determine the assigned percentage of base salary
                           (Incentive Factor) against which a multiplier is to be applied to produce the incentive payable.

                  Step 2 Adjust the Incentive Factor by multiplying that amount by a number determined as follows:

                           i.       for ROE of 8% or below multiply by 0;

                           ii.      for ROE of 10% multiply by .33;

                           iii. for ROE between 8% and 10% multiply by 1/2 of the interpolated number between 0 and .33;

                           iv.      for ROE of 14% multiply by 1.0;

                           v. for ROE between 10% and 14% multiply by the interpolated number between .33 and 1.0;

                           vi.      for ROE of 30% or more multiply by 1.5.

                           vii. for ROE between 14% and 30% multiply by the interpolated number between 1.0 and 1.5.

                  Step 3   SUMMARY:

                           ROE                  MULTIPLIER (of Incentive Factor)

                           Under 8%             0

                                                INTERPOLATE BETWEEN
                           Between 8% to 10%    0  and  .33  and
                                                take one-half of the result.

                           at 10%               .33

                                                INTERPOLATE BETWEEN
                           Between 10% - 14%    .33  and  1.0

                           at 14%               1.0

                                                INTERPOLATE BETWEEN
                           Between 14% - 30%    1.0  and  1.5

                           30% and over         1.5


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         C.       The steps in calculating an Executive's incentive opportunity based on financial performance are as follows:

                  Step 1 Determine the assigned percentage of base salary (Incentive Factor) against which a multiplier is to be applied to produce the incentive payable.

                  Step 2   Adjust the Incentive Factor as follows:

                           i.       Multiply by O for any ROE below 11%.

                           ii. Multiply by .5 for ROE at 11% and multiply by 1.0 for ROE at 14%. Interpolate for any ROE between those amounts.

                           iii. Multiply by 1.0 for ROE at 14% and multiply by 2.5 for ROE at 30% or greater. Interpolate for any ROE between 14% and 30%.

                  Step 3   SUMMARY:

                           ROE                  MULTIPLIER (of incentive factor)

                           0% - 10.99%          0

                           11% - 14%            .5       Interpolate      1.0

                           14% - 30% or more    1.0      Interpolate      2.5

                           Interpolated Multiplier shall be calculated to four decimal points.

                  Step 4 Make all payouts in the combination of stock and cash specified by Section 4C up to the payout attributable to a multiplier of 1.5. Payments attributable to a multiplier in excess of 1.5 shall be paid in common stock of the Company with a three year vesting schedule (on a monthly pro rata basis) and in accordance with procedures to be promulgated by the administrators of the Plan; provided that, all rights to stock not yet vested shall be forfeited upon any termination for cause or other termination of employment prior to payment, except for bona fide retirement after age 60 from the Company, and employment in any business competitive with the Company and its Corporate affiliates and; provided further, 100% vesting shall apply in cases of death, or permanent and total disability.


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8.       PAYOUT OF BENEFITS. The distribution of benefits under the Plan shall be governed by the following provisions:

         A. The distribution of incentive pay amounts shall be made in cash and/or in stock, as appropriate, as soon as possible after audited results are available for the relevant year subject to applicable vesting restrictions.

         B. Select examples or payment procedures may be set forth as Exhibits from time to time at the Company's discretion.

         C. The Company shall have the right to deduct from all Plan distributions any taxes required by law to be withheld with respect to such payments.

         D. ASSIGNMENTS. Plan benefits may not be assigned or transferred by a participant without the prior written consent of the Company.

9. NOT CONTRACT OF EMPLOYMENT. Nothing in this Plan shall be constructed as providing to a participant any contractual right to continued employment or any special rights with respect to employment with an Employer.

10. NO ACCRUED BENEFIT. The Company intends that the subject Plan be subject at all times to final audited results of operation of the Company at the end of a calendar year and that payments be in the nature of a bonus made at its discretion. Consequently, there shall be no accrual of benefits or pro-rata entitlement prior to the actual date of payment except as set forth in paragraph 12 below.

11. PLAN AMENDMENT - TERMINATION. The Plan may be amended or terminated at any time by action of the Board of Directors. In the event of Plan termination, no benefits shall be paid under the Plan.

12. EARLY DISTRIBUTION - PRORATION. In the event of death, permanent total disability or retirement of a participant prior to the payment of Plan benefits, Plan benefits for the participant shall be calculated at the end of the year in which such event occurs using actual results for the year with benefits to be prorated to the date of such event.

13. SUBSEQUENT CYCLES. The Plan shall remain in effect for the calender year of 1999 and succeeding calendar years unless amended or terminated by the Company.

14. REPORTS. The Company intends but is not obligated to provide periodic reports to plan participants of the Company's financial performance relative to rates of return on equity.


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15.      BOARD APPROVAL. This Plan is subject to approval of the Board of
         Directors of the Company.

         Executed this 22nd day of February 1999 to evidence the adoption of the Chicago Title Corporation and Subsidiaries 1999 Annual Incentive Plan.

                                               CHICAGO TITLE CORPORATION


                                               By: /s/ John Rau
                                                  ___________________________
                                                           President

         Each participating Employer under the Plan hereby evidences its adoption and acceptance of the Plan by signature set beside its name:

         Participating Employer             Date of Execution   Executing Officer
         Chicago Title and Trust Company         2/22/99        /s/ Thomas J. Adams, VP
                                            _________________   __________________________

         Chicago Title Insurance Company         2/22/99        /s/ William L. Greene, VP
                                            _________________   __________________________

         Ticor Title Insurance Company           2/22/99        /s/ Kenneth C. Ferraro, VP
                                            _________________   __________________________

         Chicago Title Company                   2/22/99        /s/ Thomas J. Adams, VP
                                            _________________   __________________________



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